As filed with the Securities and Exchange Commission on July 8, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
CHINA TECHNOLOGY DEVELOPMENT GROUP CORPORATION
(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit 1010-11, 10/F, West Tower, Shun Tak Centre,
168-200 Connaught Road Central, Hong Kong, China
(Address of Principal Executive Offices)

2009 STOCK OPTION PLAN
(Full title of the plan)

Corporation Service Company
2730 Gateway Oaks Drive, Suite 100
Sacramento, California 95833
(Name and address of agent for service)
(800) 222-2122
(Telephone number, including area code, of agent for service)
Copies to:
William Davisson, Esq.
Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, California 94025
(650) 752-3100
Kyle A. Wombolt Esq.
Goodwin Procter LLP
Bank of China Tower, 58th Floor
1 Garden Road, Central, Hong Kong
(852) 3658 5330

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum	Amount of
Title of securities to be registered	registered (1)	aggregate offering price (2)	registration fee
Common stock, par value $0.01 per share	1,000,000 shares	$2,120,000	$152

(1)	This Registration Statement shall also cover any additional shares of common stock that become issuable under the 2009 Stock Option Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	Pursuant to Rule 457(h)(1), the proposed maximum aggregate offering price has been calculated based on the exercise price of granted and outstanding stock options under the Plan which is $2.12 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (the “Registration Statement”), by incorporation by reference or otherwise, in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(a)	The registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 filed with the Commission on June 30, 2010;

(b)	The registrant’s report on Form 6-K filed with the Commission on January 20, 2010;

(c)	The registrant’s report on Form 6-K filed with the Commission on February 5, 2010;

(d)	The registrant’s reports on Form 6-K filed with the Commission on April 29, 2010;

(e)	The registrant’s report on Form 6-K filed with the Commission on May 7, 2010;

(f)	The registrant’s report on Form 6-K filed with the Commission on May 28, 2010; and

(g)	The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form F-1 (File No. 333-6082) filed on November 21, 1996, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Pursuant to its Articles of Association and subject to the laws of the British Virgin Islands, the registrant may indemnify a director or officer out of the assets of the registrant against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings which the director or officer may have incurred in connection with the execution of the duties of his office. The director or officer may only be indemnified provided the director or officer acted honestly and in good faith with a view to the best interests of the registrant and in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his conduct was unlawful. The registrant has obtained a directors and officers insurance policy providing indemnification for its directors, officers and certain of their respective affiliates.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Number	Description
4.1	2009 Stock Option Plan
5.1	Opinion of Harney Westwood & Riegels
23.1	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.2	Consent of Deloitte Touche Tohmatsu CPA Ltd., Independent Registered Public Accounting Firm
23.3	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page)

Item 9. Undertakings.
            A. The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
             B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
             C. Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, China on July 8, 2010.

CHINA TECHNOLOGY DEVELOPMENT GROUP CORPORATION
By:	/s/ Alan Li
	Name:	Alan Li
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alan Li and Ping Qiu, and each of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements, and any and all amendments thereto (including post-effective amendments) relating to the offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s / Alan Li	Chairman of the Board, Executive Director and Chief Executive Officer	July 8, 2010

Alan Li	(Principal Executive Officer)

/s/ Zhenwei Lu Zhenwei Lu	Executive Director and Chief Operating Officer	July 8, 2010

/s/ Tairan Guo Tairan Guo	Executive Director and Chief Business Development Officer, Acting Chief Financial Officer	July 8, 2010

/s/ Ju Zhang Ju Zhang	Executive Director	July 8, 2010

/s/ Loong Cheong Chang Loong Cheong Chang	Independent Director	July 8, 2010

/s/ Xiaoping Wang Xiaoping Wang	Independent Director	July 8, 2010

/s/ Yezhong Ni Yezhong Ni	Independent Director	July 8, 2010

/s/ Weidong Wang Weidong Wang	Independent Director	July 8, 2010

/s/ Yu Keung Poon Yu Keung Poon	Independent Director	July 8, 2010

/s/ Xinping Shi Xinping Shi	Independent Director	July 8, 2010

/s/ Chi Chui Wong Chi Chui Wong	Financial Controller (Principal Accounting Officer)	July 8, 2010